UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: October 22, 2008
(Date of earliest event reported)

Rosetta Resources Inc.
(Exact name of registrant as specified in its charter)

DE	000-51801	43-2083519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

717 Texas, Suite 2800 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

713-335-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
On October 22, 2008, Rosetta Resources Inc. (“Rosetta”) issued a press release announcing Rosetta’s settlement agreement with Calpine Corporation (“Calpine”).

The press release is furnished as Exhibit 99.1 to this Current Report. Exhibit 99.1 shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 8.01. Other Events.

On October 22. 2008, Rosetta announced it has reached an agreement to settle its pending litigation with Calpine. The agreement will allow Rosetta to complete the transaction by which it purchased Calpine’s oil and gas business on July 7, 2005. The agreement will also extend the contract by which Rosetta sells certain Sacramento Basin gas volumes to Calpine. The agreement has been approved by the boards of both companies and is subject to the approval of the bankruptcy court, which will be jointly sought by the parties without delay. Rosetta intends to utilize existing cash balances for all payments necessary to complete the settlement.

Under the terms of the agreement, Rosetta and Calpine will effect a lump sum global settlement consisting of cash and other contractual consideration, subject to bankruptcy court approval. The settlement is comprised of $12.4 million in cash payable to Calpine to resolve all outstanding legal disputes regarding various matters, including Calpine’s fraudulent conveyance lawsuit. This settlement resolves all disputes between the parties, whether relating to the oil and gas property purchase, Rosetta’s proofs of claim in the bankruptcy and its counter claims, or otherwise.

In addition, Rosetta will pay $84.6 million to close the original acquisition transaction of the producing properties that were the subject of the lawsuit. This $84.6 million is comprised of $67.6 million which was withheld by Rosetta from the purchase price related to properties that were not conveyed to Rosetta, as well as $17 million for routine post-closing adjustments.

To close the original transaction, Calpine will assume the parties’ Purchase and Sale Agreement, as amended, to exclude certain disputed preferential rights properties. The parties will otherwise complete the original acquisition of Calpine’s oil and gas business excluding these disputed preferential rights properties. Calpine will convey to Rosetta all of the remaining oil and gas assets that were owned by Calpine as of May 1, 2005.

Calpine’s conveyance of these properties includes properties for which consents had not been obtained prior to closing.  As a result of the agreement, Rosetta will, in connection with these non-consent properties, retain the $35.2 million of previously reported estimated net revenues from these properties that it had earlier placed in suspense. Rosetta will also add approximately 13 BCFE of proved reserves and 4 MMcfe/d of production.

Rosetta and Calpine have also agreed in the settlement to convert Calpine’s ten-year right to match third party offers to a ten-year extension to the existing market-based gas purchase contract for the dedicated Sacramento Basin production.  The parties’ existing marketing agreement will expire per its terms.

The Company also announced preliminary findings on a review of a portion of its proved reserves that Rosetta recently completed in coordination with its independent reserve engineers.  Based on studies of existing properties, Rosetta expects to take a write-down of 50-60 Bcfe of proved reserves, including approximately 30 Bcfe associated with the Calpine legacy low-pressure Emigh and Hamilton plays in Sacramento Basin. The remainder of the estimated write-down represents a range of net exposure from other properties, including the Lobo play in South Texas. Based on prices at the end of the quarter and taking into account these estimated proved reserve revisions, the Company also indicated that it expects to take a third quarter non-cash ceiling test impairment charge to earnings of approximately $120-140 million on an after-tax basis. The final impairment charge will be determined prior to and announced in conjunction with the Company’s routine third quarter disclosure. The Company will complete its final reserve determination by year end.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
None
(b) Pro forma financial information:
None
(c) Company transactions:
None
(d) Exhibits

99.1	Press Release of Rosetta Resources Inc. dated October 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2008	ROSETTA RESOURCES INC.

	By:	/s/ Michael J. Rosinski
Michael J. Rosinski
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Rosetta Resources Inc. dated October 22, 2008.